Exhibit 10.10C

JAZZ PHARMACEUTICALS PLC

GW PHARMACEUTICALS PLC 2020 LONG-TERM INCENTIVE PLAN REPLACEMENT STOCK OPTION AWARD AGREEMENT
Pursuant to the Grant Terms and Conditions (the “Grant Notice”) and this Stock Option Award Agreement (the “Agreement”), Jazz Pharmaceuticals plc (the “Company”) has awarded you a Stock Option (the “Award”) pursuant to the terms of the GW Pharmaceuticals plc 2020 Long- Term Incentive Plan, as amended (the “Plan”) for the number of Shares indicated in the Grant Notice. For the purposes of the Plan, the term ‘Company’ shall be taken to mean Jazz Pharmaceuticals plc, ‘Committee’ shall be taken to mean the remuneration committee of the Board of Jazz Pharmaceuticals plc, and ‘Shares’ and ‘Ordinary Shares’ shall be taken to mean ordinary shares in the capital of Jazz Pharmaceuticals plc. The Grant Notice, this Agreement and the Plan together constitute the full terms and conditions of your Award (the “Award Documents”), and, upon your written or electronic execution, constitute the deed of acceptance for the Award. The Award Documents must be accepted by you no later than thirty days after the Date of Grant referenced in the Grant Notice. This Award was granted in consideration of your services to the Company. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan.

1.FORM OF THE AWARD.

The Award is granted in the form of a Regular Option (as defined in the Plan) to purchase Shares that will become exercisable on the applicable vesting date(s) . The Shares subject to the Award is set out in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Shares subject to the Award. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Shares, in part or in full satisfaction of the delivery of Shares in connection with the vesting and exercise of the Regular Option (or part of it) and, to the extent applicable, references in the Grant Notice and Award Agreement to Shares issuable in connection with your Regular Option will include the potential issuance of its cash equivalent pursuant to such right.

2.VESTING.

Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice or such earlier date provided by the terms of the Plan. Except as otherwise provided in the Plan or by the Committee, vesting will cease upon your ceasing to be a Connected Person and any portion of the Award that was not vested on the date of such cessation as a Connected Person will lapse and be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the Shares to be issued in respect of such portion of the Award. Notwithstanding the foregoing, your Award is subject to additional vesting acceleration under the terms of any Change in Control and Severance Benefit Plan applicable to you, as amended from time to time (the “CIC Plan”) and any other written plan or agreement between you and the Company (or a Group Member)

providing for vesting treatment of your Award approved by the Committee or its authorized designee.

3.EXERCISE AND METHOD OF PAYMENT.

Your Award shall become exercisable to the full extent of the Shares that vest on the day it becomes exercisable in relation to those vested Shares (taking account of any restrictions on exercise pursuant to Rule 8.1 of the Plan), subject to the payment of the (i) Option Price and (ii) Withholding Taxes in accordance with in Section 11 below.

Your Award may be exercised in accordance with Rules 8.2, 8.3 and 8.5 of the Plan and you can request a notice of exercise from the Company in order to exercise your Award.

4.TERM.

The Award shall lapse and terminate in its entirety to the extent it has not lapsed or been exercised before the tenth anniversary of 22 February 2021.

5.SECURITIES LAW COMPLIANCE.

You may not be issued any Shares under your Award unless the Shares underlying the Award are either (i) then registered under the US Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act and, to the extent other securities laws apply, in compliance with or exempt from such laws. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

6.TRANSFER RESTRICTIONS.

Prior to the time that Shares have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the Shares issuable in respect of your Award, except as expressly provided in this Section. For example, you may not use Shares that may be issued in respect of your Award as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of Shares in respect of your Award.

Your Award is transferable by will and by the laws of descent and distribution. At your death, your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Shares or other consideration that vested (including any portion of your Award that becomes vested as a result of your death) but was not issued before your death.

7.DATE OF ISSUANCE.

(a)The issuance of Shares in respect of the Award is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner.

(b)Subject to the satisfaction of the Option Price and Withholding Taxes set forth in Section 11 of this Agreement, to the extent that the Regular Option is exercised (in full or in part), the Company shall issue to you, as soon as practicable following the date of exercise, the number of Shares in respect of which the Regular Option is exercised and such issuance date is referred to as an “Original Issuance Date”. If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. However, if:

(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective insider trading policy or other policy on trading in Company securities, or or (2) on a date when you are otherwise permitted to sell Shares on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) that was entered into in compliance with the Company’s policies (a “10b5-1 Plan”)), and

(ii)the Company decides, prior to the Original Issuance Date (A) not to satisfy the Option Price and Withholding Taxes by withholding Shares from the Shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to then effect a “sell to cover” commitment on the market (including under a 10b5-1 Plan) and (C) not to permit you to pay your Option Price and Withholding Taxes in cash, then the Shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling Shares in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).
(c)The form of delivery (e.g., a stock certificate or electronic entry evidencing such Shares) shall be determined by the Company.

8.DIVIDENDS.

You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution unless otherwise required by the Plan; provided, however, that this sentence will not apply with respect to any Shares that are delivered to you in connection with your Award after such Shares have been delivered to you.

9.RESTRICTIVE LEGENDS.

The Shares issued in respect of your Award may be endorsed with appropriate legends as determined by the Company.

10.AWARD NOT A SERVICE CONTRACT.

(a)Nothing in this Agreement (including, but not limited to, the vesting and exercise of your Award or the issuance of the Shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or any Group Member; (ii) constitute any promise or commitment by the Company or any Group Member regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or any Group Member of any right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice may not be earned unless (in addition to any other conditions described in the Grant Notice and this Agreement) you continue as a Connected Person at the will of the Company and any Group Member, as applicable (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company and any Group Member has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Group Members at any time or from time to time, as it deems appropriate (a “reorganization”). You acknowledge and agree that such a reorganization could result in the cessation of you being considered a Connected Period, or the termination of Group Member status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s (or applicable Group Member’s) right to terminate your service and Connected Person status at any time, with or without your cause or notice, or to conduct a reorganization.

11.OPTION PRICE AND WITHHOLDING TAXES.

(a)On each exercise date, and on or before the time you receive a distribution of the Shares, cash or other property in respect of your Award, and at any other time as reasonably requested by the Company (or applicable Group Member) in accordance with applicable tax laws, you hereby authorize any required payment of the Option Price and withholding from the Shares issuable to you and/or otherwise agree to make adequate provision, including in cash, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Group Member (including any Tax Liability as described in the Plan) that arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company or any applicable Group Member may, in its sole discretion, satisfy the payment of the Option Price and the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means (and by accepting this Award you hereby authorize any of the following methods of paying the Option Price and satisfying the Withholding Taxes): (i) withholding from any compensation otherwise payable to you by the Company or a Group Member; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “sell to cover” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Shares to be delivered in connection with your Award to satisfy the Option Price and all Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Option Price and the Withholding Taxes directly to the Company and/or the applicable Group Member; or (iv) withholding Shares from the Shares issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date Shares are issued pursuant to Section 7) equal to the amount of such Option Price and Withholding Taxes; provided, however, that the number of such Shares so withheld will not exceed the sum of the Option Price and the maximum permitted statutory rate for Withholding Taxes including withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Committee.

(b)Unless the Option Price and Withholding Taxes are satisfied, the Company shall have no obligation to deliver to you any Shares or any other consideration pursuant to this Award.
(c)In the event the Withholding Taxes arise prior to the delivery to you of Shares or it is determined after the delivery of Shares to you that the amount of the Withholding Taxes was greater than the amount withheld by the Company or Group Member, you agree to indemnify and hold the Company and all Group Members harmless from any failure to withhold the proper amount.

11.    TAX CONSEQUENCES.

Neither the Company nor any Group Member has a duty or obligation to minimize the tax consequences to you of this Award and neither the Company nor any Group Member shall be liable to you for any adverse tax consequences to you arising in connection with this Award.

You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company or any Group Member) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

13.UNSECURED OBLIGATION.

Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a shareholder of the Company with respect to the Shares to be issued pursuant to this Agreement until such Shares are issued to you pursuant to Section 7 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company, any Group Member or any other person.

14.NOTICES; ELECTRONIC DELIVERY.

Any notice or request provided for in your Award shall be given in writing (including electronically) and may be personally served, or sent by United States mail or pre-paid courier service, and will be deemed effective upon receipt (when delivered in person or by courier service during normal business hours (or after normal business hours, the following day)) or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company from time to time.

15.DATA PROTECTION.

(a)By accepting the Award, you consent to the collection, processing, transmission and storage in any form whatsoever by the Company or any Group Member of any data of a professional or personal nature which is necessary for the purpose of introducing and sustaining the Plan. This may include providing information to trustees of an employee benefit trust, or to registrars, or brokers, or third-party administrators of the Plan, or to future purchasers of the company or the business in which you work. By participating in the Plan, you also consent to the transfer of personal data to countries or territories outside your home country even where the country to which data is transferred does not provide the same protections as your home country.

(b)The basis for any collection, processing, transmission or storage of your personal data under the EU’s General Data Protection Regulation (2016/679), the UK Data Protection Act 2018 and any successor laws is set out in the Company’s Data Privacy Notice which can be obtained from the HR Department and is not the consent given under Section 15(a). The Data Privacy Notice also contains details about how your personal data is processed and your rights in relation to that data. You have a right to review the Data Privacy Notice.

16.INSIDER TRADING / MARKET ABUSE LAWS.

You may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

17.HEADINGS.

The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

18.MISCELLANEOUS.

(a)The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18.GOVERNING PLAN DOCUMENT.
Except as set forth herein, your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

19.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.

The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides or as is required by applicable law. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate, subject to applicable law.

20.SEVERABILITY.

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21.OTHER DOCUMENTS.

You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s insider trading policy, in effect from time to time.

22.AMENDMENT.

This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company, in accordance with the terms of the Plan. Without limiting the foregoing, the Company reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

23.COMPLIANCE WITH SECTION 409A OF THE CODE.

This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that the Award is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b) (2).

* * * * *

DECLARATION

I have received and understand the attached award documentation and accept the award granted to me by the Company under the Plan on _________________________.

Signed:

Full Name:

Date: